MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

UTILITIES & TELECOMMUNICATIONS FOCUS FUND

SERIES #13

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
6/29/00	Capstone Turbine	$36,800	$145,454,544	Goldman Sachs
		$	$
		$	$
		$	$
		$	$